MPAM FUNDS TRUST
                                 200 Park Avenue
                            New York, New York 10166

July 11, 2001

Mellon Bank, N.A.
One Mellon Bank Center
Pittsburgh, PA 15258

Dear Ladies and Gentlemen:

      This agreement amends and restates in its entirety the letter agreement between MPAM Funds Trust, a Massachusetts business Trust ("Trust"), and Mellon Bank, N.A. ("Mellon") dated June 14, 2000.

      Each fund listed on Schedule A, which may be amended from time to time ("Fund"), is a series of the Trust. Mellon serves as the Trust's administrator. Each Fund currently offers two classes of shares: MPAM shares and Investor shares.

      You hereby agree, during the period from September 30, 2000 through September 30, 2003, to waive your fees with respect to each Fund, and/or to reimburse a portion of each Fund's operating expenses, so that the total annual Fund operating expenses of each class of the Fund (excluding interest, taxes, brokerage commissions, extraordinary expenses and shareholder services fees) do not exceed, in the aggregate, the rate per annum of the respective class' average daily net assets listed in Schedule A attached hereto ("Expense Limitation"). You agree that this obligation shall constitute a contractual commitment enforceable by the Trust.

      The Trust agrees to furnish or otherwise make available to you such copies of its financial statements, reports, and other information relating to its business and affairs as you may, at any time or from time to time, reasonably request in connection with this agreement.

      You understand that you shall look only to the assets of a Fund for performance of this agreement as it relates to that Fund and for payment of any claim you may have hereunder relating to that Fund, and neither any other series of the Trust, nor any of the Trust's trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

      This agreement is effective as of June 14, 2000, with respect to each Fund's MPAM shares, and as of July 11, 2001, with respect to each Fund's Investor shares, and it will terminate, as to each share class, upon the earlier of the termination of your contract with the Trust or September 30, 2003. This agreement was approved by the Trustees of the Trust at their meeting on May 9, 2001.

      This agreement is made and is to be performed principally in the Commonwealth of Pennsylvania, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania. Any amendment to this agreement shall be in writing signed by the parties hereto.

      If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                                    Very truly yours,

                                    MPAM FUNDS TRUST
                                    on behalf of the Funds listed on Schedule A


                                    By: /s/ Jeff Prusnofsky
                                         ----------------------

The foregoing agreement is hereby
accepted as of July 11, 2001.

MELLON BANK, N.A.


By: /s/ David F. Lamere
    ------------------------








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                                   SCHEDULE A

FUND                                                  EXPENSE LIMITATION
----                                                  ------------------

MPAM SMALL CAP STOCK FUND                                   1.05%

MPAM INTERNATIONAL FUND                                     1.05%

MPAM EMERGING MARKETS FUND                                  1.35%

MPAM BOND FUND                                              *

MPAM INTERMEDIATE BOND FUND                                 0.56%

MPAM SHORT-TERM U.S. GOVERNMENT
     SECURITIES FUND                                        0.55%

MPAM NATIONAL INTERMEDIATE
     MUNICIPAL BOND FUND                                    0.52%

MPAM NATIONAL SHORT-TERM
     MUNICIPAL BOND FUND                                    0.52%

MPAM PENNSYLVANIA INTERMEDIATE
     MUNICIPAL BOND FUND                                    0.67%

MPAM BALANCED FUND                                          0.64%


*The Expense Limitation for MPAM Bond Fund is 0.56% from September 30, 2000 through and including October 25, 2001 and 0.55% from October 26, 2001 through and including September 30, 2003.